Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2022 with respect to the consolidated financial statements, financial highlights, financial statement schedule and internal control over financial reporting of Main Street Capital Corporation for the year ended December 31, 2021 which are contained or incorporated by reference in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Financial Highlights,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas

March 3, 2022